Exhibit 99.1

March 29, 2011

To the Shareholders of Internet Media Services, Inc.,

This is our first annual Internet Media Services, Inc. (“IMS”) shareholder update letter.  The purpose of this letter is to provide you with additional insight as it relates to our accomplishments over the last year and also provide you with a directional roadmap on where we are attempting to position the company.  Please refer to our 2010 Annual Report filed on Form 10-K for additional information.

To keep you, our shareholders, updated throughout the year we will be providing periodic information either through a shareholder update letter, such as this one, or through our Securities and Exchange Commission (“SEC”) filings.  One of the requirements of having our stock listed publicly is the timely disclosure of previously non-public information.  This requirement creates a level playing field for all concerned.  Our SEC filings, including our 2010 Annual Report filed on Form 10-K, can be viewed online at www.sec.gov.  By the way, the SEC website is an excellent source of information for any publicly listed company.

The Public Company

We started IMS following a vision of creating a publicly listed company that develops, owns, and operates a steadily expanding portfolio of integrated, high-concept “Internet properties” – offering synergistic business models and components, high levels of customer appeal, lower COGS and significantly higher margins than other Internet-based service companies in similar sectors.

Using this mission as our guiding principle, we began operations in October 2009 with the acquisition of LegalStore.com, an e-commerce business that sells legal supplies to the legal community.

In April 2010, we embarked on the first step of bringing IMS public with the submission to the SEC of a stock registration statement on Form S-1.  After approximately six months, on September 21, 2010, the SEC approved our registration statement and 7.5 million of shares were duly registered.

In October 2010, we filed the necessary forms necessary to have a stock trading symbol assigned to us.  The assignment of stock trading symbols is the responsibility of the Financial Industry Regulatory Authority, commonly referred to as FINRA.  After a due diligence period of approximately four months, on February 24, 2011, FINRA approved our request and assigned us the stock trading symbol “ITMV” trading on the OTC Bulletin Board.

Our Business Model

In a sentence, IMS acquires web businesses and makes them more valuable.  The process starts with the identification of the right target and continues, post-acquisition, as we work to grow traffic and customer base, create new revenue streams, reduce COGS, and streamline operations to reduce G&A spending.  The synergies in these integrated concepts are unmistakable.  We believe this type of integration results in solid growth in enterprise value and can be transferred to, and used in, numerous vertical markets.

Vertical markets are typically identified as “niche” markets, with companies involved in a niche transacting trade – primarily with other businesses in the same niche or sector.  As such, our business model can be described as the integration of “vertical markets” or “vertical channels.”  For example, the business channel "Money and Investing" would include web properties and domain names focusing on mortgages, stocks, loans, credit, etc.

The Legal Channel

In October 2009, we established the legal channel with the acquisition of the Web property, Legalstore.com.  The acquired assets included the e-commerce site www.legalstore.com; the warehouse and office space in Rochester, New York; a 15,000 customer database; cash and accounts receivable; current inventory; and certain fixed assets.  The only liabilities were certain accounts payable, which were assumed by us.

The consideration for the acquisition was 7.5MM shares of IMS common stock.

The Legalstore.com acquisition served two purposes: (i) to provide a beachhead, or anchor website, for the company’s planned expansion in web-based legal services; and (ii) to enhance the enterprise value of the acquisition via application of the IMS business-improvement strategies.

In the first five months after acquisition, the Legalstore.com website was upgraded to increase customer conversions, revenue, and available products.  We also diversified supplier channels and started search engine and email marketing.

Our short-term objectives for the legal channel include:

•	increasing total revenue by employing advanced marketing techniques including email marketing campaigns and search engine keyword placement,

•	lowering the "Cost of Goods Sold" by contracting with lower cost suppliers,

•	launching additional websites focused on specific products, thereby building a network of sites enhancing the probability of better search engine ranking,

•	introducing a powerful, and proprietary, technology based service – providing leads to lawyers in an “auction-based marketplace.”

Summary

In conclusion, we believe our business strategy is sound, and over time as we expand in to other vertical channels, will lead to solid growth in overall enterprise value.  We remain committed to increasing shareholder value through our actions and would like to express our deepest gratitude to all shareholders in having placed your confidence in us.

Sincerely,

Raymond Meyers
Chief Executive Officer